Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 2-I dated November 14, 2011	Term Sheet to Product Supplement No. 2-I Registration Statement No. 333-177923 Dated July 24, 2013; Rule 433

Structured Investments	$ Notes Linked to a WTI Crude Oil Futures Contract due August 6, 2018
General
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing August 6, 2018*
•
The notes are designed for investors who seek exposure to any appreciation of the first nearby month (or, in some circumstances, the second nearby month) futures contract for West Texas Intermediate light sweet crude oil (“WTI crude oil”), stated in U.S. dollars per barrel, as made public by the New York Mercantile Exchange (the “NYMEX”), which we refer to as the Commodity Futures Contract, from the pricing date to the Observation Date. Investors should be willing to forgo interest payments while seeking repayment of their principal in full at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes are linked to the Contract Price of the Commodity Futures Contract, as described below.  See “Selected Purchase Considerations — Return Linked to the Contract Price of WTI Crude Oil Futures Contracts” and “Selected Risk Considerations — The Notes Do Not Offer Direct Exposure to Commodity Spot Prices” in this term sheet for more information.

•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about July 31, 2013 and are expected to settle on or about August 5, 2013.
Key Terms
Commodity Futures Contract:
The notes are linked to the first nearby month futures contract for WTI crude oil (Bloomberg symbol “CL1”) traded on the NYMEX or, in some circumstances, the second nearby month futures contract for WTI crude oil (Bloomberg symbol “CL2”) traded on the NYMEX, as described in “— Contract Price” below.

Payment at Maturity:
At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount†.
You are entitled to repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase & Co.

Additional Amount†:
The Additional Amount† per $1,000 principal amount note payable at maturity will equal $1,000 × the Contract Return × the Participation Rate, provided that the Additional Amount† will not be less than zero.

Participation Rate:	At least 155%. The actual Participation Rate will be provided in the pricing supplement and will not be less than 155%.
Contract Return:	Ending Contract Price – Initial Contract Price Initial Contract Price
Initial Contract Price:	The Contract Price on the pricing date
Ending Contract Price:	The Contract Price on the Observation Date
Contract Price:
On any relevant day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “CL1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “CL2” <Comdty>) on that day

Observation Date*:	August 1, 2018
Maturity Date*:	August 6, 2018
CUSIP:	48126D5Y1
*
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I

†
Subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Determination of the Additional Amount” in the accompanying product supplement no. 2-I and in “Selected Risk Considerations — We May Determine the Additional Amount for Your Notes Early If a Commodity Hedging Disruption Event Occurs” in this term sheet

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $30.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $946.90 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 24, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 2 -I and this term sheet if you so request by calling toll-free 866-535-9248.
You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 2 -I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 2-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:
(1)      the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I; and
(2)      the Observation Date is a “Determination Date” as described in the accompanying product supplement no. 2-I and is subject to postponement as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I.
The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

JPMorgan Structured Investments — Notes Linked to a WTI Crude Oil Futures Contract	TS-1

What Is the Payment at Maturity, Assuming a Range of Performances for the Commodity Futures Contract?
The following table and examples illustrate the payment at maturity for a $1,000 principal amount note for a hypothetical range of performances for the Contract Return from -80% to +80% and assume a Participation Rate of 155% and an Initial Contract Price of $105.  The actual Participation Rate will be provided in the pricing supplement and will not be less than 155%.

The following results are based solely on the hypothetical examples cited and assume that a commodity hedging disruption event has not occurred during the term of the notes.  Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Ending Contract Price	Hypothetical Contract Return	Hypothetical Contract Return × Participation Rate (155%)	Hypothetical Additional Amount		Principal		Hypothetical Payment at Maturity
$189.00	80.00%	124.000%	$1,240.00	+	$1,000.00	=	$2,240.00
$178.50	70.00%	108.500%	$1,085.00	+	$1,000.00	=	$2,085.00
$168.00	60.00%	93.000%	$930.00	+	$1,000.00	=	$1,930.00
$157.50	50.00%	77.550%	$775.50	+	$1,000.00	=	$1,775.50
$147.00	40.00%	62.000%	$620.00	+	$1,000.00	=	$1,620.00
$136.50	30.00%	46.500%	$465.00	+	$1,000.00	=	$1,465.00
$126.00	20.00%	31.000%	$310.00	+	$1,000.00	=	$1,310.00
$120.75	15.00%	23.250%	$232.00	+	$1,000.00	=	$1,232.00
$115.50	10.00%	15.500%	$155.00	+	$1,000.00	=	$1,155.00
$110.25	5.00%	7.750%	$77.50	+	$1,000.00	=	$1,077.50
$107.63	2.50%	3.875%	$38.75	+	$1,000.00	=	$1,038.75
$105.00	0.00%	0.000%	$0.00	+	$1,000.00	=	$1,000.00
$99.75	-5.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
$94.50	-10.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
$89.25	-15.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
$84.00	-20.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
$73.50	-30.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
$63.00	-40.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
$52.50	-50.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
$42.00	-60.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
$31.50	-70.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
$21.00	-80.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The price of the Commodity Futures Contract increases from the Initial Contract Price of $105 to an Ending Contract Price of $126. Because the Ending Contract Price of $126 is greater than the Initial Contract Price of $105 and the Contract Return is 20%, the Additional Amount is equal to $310 and the payment at maturity is equal to $1,310 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 20% × 155%) = $1,310

Example 2: The price of the Commodity Futures Contract decreases from the Initial Contract Price of $105 to an Ending Contract Price of $84.  Because the Ending Contract Price of $84 is less than the Initial Contract Price of $105, the Additional Amount is equal to $0, and the payment at maturity is equal to $1,000 per $1,000 principal amount note.

The hypothetical payments on the notes shown above apply only at maturity.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Notes Linked to a WTI Crude Oil Futures Contract	TS-2

Selected Purchase Considerations

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POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Commodity Futures Contract.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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UNCAPPED APPRECIATION POTENTIAL — At maturity, in addition to your principal, for each $1,000 principal amount note, you will receive a payment equal to $1,000 × the Contract Return × the Participation Rate*, provided that this payment (the Additional Amount) will not be less than $0.

* The Participation Rate will be provided in the pricing supplementand will not be less than 155%.

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RETURN LINKED TO ON THE CONTRACT PRICE OF WTI CRUDE OIL FUTURES CONTRACTS — The return on the notes is dependent on the official settlement price on the NYMEX of the first nearby month (or, in some circumstances, the second nearby month) futures contract for WTI crude oil, stated in U.S. dollars per barrel, as made public by the NYMEX.  The Ending Contract Price reflects the Contract Price on the Observation Date and the Contract Return reflects the performance of the Commodity Futures Contract, expressed as a percentage, from the Initial Contract Price to the Ending Contract Price.  For additional information about the Commodity Futures Contract, see the information set forth under “Description of Notes — Payment at Maturity” and “The Commodity Futures Contracts” in the accompanying product supplement no. 2-I.

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TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement no. 2-I.  In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity.  Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  Special rules may apply if the Additional Amount is determined prior to the Observation Date as a result of a commodity hedging disruption event.  You should consult your tax adviser concerning the application of these rules.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if

The discussion in the preceding paragraph, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

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COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC.  If the notes had priced on July 23, 2013 and we had determined the comparable yield on that date, it would have been an annual rate of 2.53%, compounded semiannually.  The actual comparable yield that we will determine for the notes may be higher or lower than 2.53%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

Selected Risk Considerations
An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Commodity Futures Contract or in any exchange-traded or over-the-counter instruments based on, or other instruments linked to the Commodity Futures Contract.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 2-I dated November 14, 2011.
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MARKET RISK — The return on the notes at maturity is linked to the performance of the Commodity Futures Contract, and will depend on whether, and the extent to which, the Contract Return is positive.  YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE CONTRACT RETURN IS ZERO OR NEGATIVE.

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THE NOTES MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested directly in the Commodity Futures Contract.  If the Ending Contract Price does not exceed the Initial Contract Price, you will receive a payment at maturity of $1,000.  This will be true even if the

JPMorgan Structured Investments — Notes Linked to a WTI Crude Oil Futures Contract	TS-3

price of the Commodity Futures Contract was higher than the Initial Contract Price at some time during the term of the notes but falls below the Initial Contract Price on the Observation Date.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.   Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected

JPMorgan Structured Investments — Notes Linked to a WTI Crude Oil Futures Contract	TS-4

hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the Contract Price, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the Contract Price of the Commodity Futures Contract;
•	supply and demand trends for WTI crude oil and the Commodity Futures Contract;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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WE MAY DETERMINE THE ADDITIONAL AMOUNT FOR YOUR NOTES EARLY IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, cause the calculation agent to determine the Additional Amount for your notes early based on the calculation agent’s good faith determination of the Option Value for your notes (i.e., the forward price of the embedded option representing the Additional Amount payable on the notes at maturity) on the date on which the calculation agent determines that a commodity hedging disruption event has occurred, which may be significantly earlier than the Observation Date.  If the Additional Amount for your notes is determined early as the result of a commodity hedging disruption event, the amount due and payable on your notes will be due and payable only at maturity and the amount you receive at maturity will not reflect any further appreciation of the Commodity Futures Contracts after that early determination.  The Additional Amount will not be less than zero.  Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I for more information.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Commodity Futures Contract.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes.  Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission (the “CFTC”) in 2011 adopted regulations that establish position limits for certain commodity-based futures contracts, such as futures contracts on certain energy, agricultural and metals based commodities; however, in 2012, the U.S. District Court for the District of Columbia vacated the CFTC rules.  The CFTC has appealed the District Court’s decision, but no subsequent decision has yet been made.  It is expected that the CFTC will also re-propose position limit rules.  Any of those rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, cause the calculation agent to determine the value of the Additional Amount for your notes early.  See “We May Determine the Additional Amount for Your Notes Early If a Commodity Hedging Disruption Event Occurs” above.

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PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY — Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the Commodity Futures Contract.  See “The Market Price of WTI Crude Oil Will Affect the Value of the Notes” below.  The Contract Price

JPMorgan Structured Investments — Notes Linked to a WTI Crude Oil Futures Contract	TS-5

of the Commodity Futures Contract is subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

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THE MARKET PRICE OF WTI CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Contract Price of the Commodity Futures Contract, we expect that generally the market value of the notes will depend in part on the market price of WTI crude oil.  The price of WTI crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).  It is not possible to predict the aggregate effect of all or any combination of these factors.

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A DECISION BY THE NYMEX TO INCREASE MARGIN REQUIREMENTS FOR WTI CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE CONTRACT PRICE OF THE COMMODITY FUTURES CONTRACT— If the NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts on WTI crude oil (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the Contract Price of the Commodity Futures Contract to decline significantly.

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THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Commodity Futures Contract, which reflects the price of a futures contract, not a physical commodity (or its spot price).  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa).  Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

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SINGLE COMMODITY FUTURES CONTRACT PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY — The notes are linked exclusively to the Commodity Futures Contract and not to a diverse basket of commodities or commodity futures contracts or a broad-based commodity index.  The Contract Price of the Commodity Futures Contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the notes are linked to the price of a single commodity futures contract, they carry greater risk and may be more volatile than notes linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.

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OWNING THE NOTES IS NOT THE SAME AS OWNING WTI CRUDE OIL FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually purchased WTI crude oil futures contracts, or exchange-traded or over-the-counter instruments based on WTI crude oil futures contracts.  You will not have any rights that holders of such assets or instruments have.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE PRICE OF THE COMMODITY FUTURES CONTRACT, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the price of the Commodity Futures Contract and, therefore, the value of your notes.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Participation Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Participation Rate.

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Historical Information

The following graph sets forth the historical performance of the Commodity Futures Contract based on the weekly historical Contract Prices from January 4, 2008 through July 19, 2013.  The Contract Price on July 23, 2013 was $107.23.  We obtained the Contract Prices below from Bloomberg Financial Markets, without independent verification.

The historical levels of the Commodity Futures Contract should not be taken as an indication of future performance, and no assurance can be given as to the Contract Price on the pricing date or the Observation Date.  We cannot give you assurance that the performance of the Commodity Futures Contract will result in a positive return on the notes at maturity.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection

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with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Payment at Maturity, Assuming a Range of Performances for the Commodity Futures Contract?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Contract Price of WTI Crude Oil Futures Contracts” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. 2-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

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